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                                                  EXHIBIT (12)



    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
    EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                     DIVIDEND REQUIREMENTS

                                                       Twelve
                                                    Months Ended
                                                     March 31,
                                                        1995
Income before provision for income taxes and fixed
 charges (Note A)                                   $45,745,654

Fixed charges:
Interest on first mortgage bonds                    $12,602,270
Amortization of debt discount and expense less
 premium                                                771,706
Interest on short-term debt                             821,806
Other interest                                          252,856
Rental expense representative of an interest
 factor (Note B)                                        117,026

Total fixed charges                                  14,565,664

Preferred stock dividend requirements:
Preferred stock dividend requirements not
 deductible for tax purposes                          1,992,085
Ratio of income before provision for incomes taxes
 to net income                                            1.521

Nondeductible dividend requirements                   3,031,056
Deductible dividends                                     78,036

Total preferred stock dividend requirements           3,109,092

Total combined fixed charges and preferred stock
 dividend requirements                              $17,674,756

Ratio of earnings to fixed charges                      3.14x

Ratio of earnings to combined fixed charges and
 preferred stock dividend requirements                  2.59x

NOTE A: For the purpose of determining earnings in the calculation of the ratio, net income has been increased  by  the  provision  for
        income  taxes,   non- operating  income  taxes  and  by  the  sum
        of  fixed charges as shown above.

NOTE B  One-third of rental expense (which approximates the interest factor).
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